As filed with the Securities and Exchange Commission on September 15, 1999
                                                      Registration No. _________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          INTERNET COMMERCE CORPORATION
             (Exact name of registrant as specified in its charter)

           Delaware                                      13-3645702
   (State or other jurisdiction of       (I.R.S. Employer Identification Number)
    incorporation or organization)

                                805 Third Avenue
                            New York, New York 10022
                                 (212) 271-7640
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

                                RICHARD J. BERMAN
                       Chairman of the Board of Directors
                          INTERNET COMMERCE CORPORATION
                                805 Third Avenue
                            New York, New York 10022
                                 (212) 271-7640
                     (Name, address, including zip code, and
          telephone number, including area code, of agent for service)

                                    Copy to:

                             PETER S. KOLEVZON, ESQ.
                       Kramer Levin Naftalis & Frankel LLP
                                919 Third Avenue
                          New York, New York 10022-3903
                                 (212) 715-9100
                              --------------------

        Approximate date of commencement of proposed sale to the public: at such time or times after the effective date of this Registration Statement as the selling stockholders may determine.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reimbursement plans, check the following box. |X|

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. |_|

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. |_|

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------
  Title of each class          Amount            Proposed         Proposed maximum           Amount
  of securities to be          to be         maximum offering    aggregate offering      of registration
       registered          registered (1)     price per share         price (2)            fee (1) (2)
------------------------------------------------------------------------------------------------------------

Class A Common Stock         5,476,280      $       12.125       $    66,199,061       $      18,404
                          ----------------      -----------------    -------------         ---------

(1) Includes shares of class A common stock that are issuable upon conversion of series A convertible redeemable preferred stock and upon the exercise of warrants. This registration statement previously covered 3,213,334 shares of class A common stock for which a registration fee of $10,776 was paid. Pursuant to Rule 457(a) of the Securities Act, the registration fee for the 2,262,946 additional shares of class A common stock included in this Amendment No. 1 is $7,628.

(2) The proposed maximum aggregate offering price has been estimated solely to calculate the registration fee under Rule 457(c) of the Securities Act, based upon the average of the highest and lowest prices per share of the class A common stock on The Nasdaq SmallCap Market reported on September 13, 1999.

        The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this propectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 SUBJECT TO COMPLETION DATED SEPTEMBER 15, 1999


PROSPECTUS
                          INTERNET COMMERCE CORPORATION
                    5,476,280 Shares of Class A Common Stock

o This prospectus relates to the public offering from time to time of up to 5,476,280 shares of our class A common stock that may be sold by the persons listed on pages 20 to 24 below after they convert or exercise all or part of their convertible securities. These person are referred to in this prospectus as selling stockholders.

o Our common stock is traded on The Nasdaq SmallCap Market under the symbol ICCSA. On September 14, 1999, the last sale price for the common stock was $12.00.

o The shares of common stock offered by this prospectus are being sold by the selling stockholders. Any selling stockholder may sell the common stock on The Nasdaq SmallCap Market or in privately negotiated transactions, whenever he decides and at the price he sets. The price at which any of the shares of common stock are sold and the commissions paid, if any, may vary from transaction to transaction.

o This investment involves a high degree of risk. You should carefully consider the risk factors beginning on page 5 of this prospectus before you decide to invest.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        We have not authorized anyone to provide you with, and you should not rely on, information other than that which is in this prospectus, any prospectus supplement or which is incorporated in this prospectus by reference.

                       The date of this prospectus is September __, 1999

                                      TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Prospectus Summary..........................................................  3

Risk Factors................................................................  5

   Risks Relating to our Company............................................  5
   Risks Relating to the Internet and Online Commerce Aspects
     of our Business........................................................ 11
   Risks Relating to this Offering.......................................... 12

Forward-Looking Statements.................................................. 14

Use of Proceeds............................................................. 14

Business.....................................................................15

Selling Stockholders........................................................ 18

Plan of Distribution........................................................ 24

Description of Securities....................................................25

Legal Matters............................................................... 32

Experts..................................................................... 32

Where You Can Find More Information......................................... 33

                               PROSPECTUS SUMMARY

        This summary highlights selected information contained elsewhere in this prospectus. This summary may not contain all of the information that you should consider before purchasing shares of our class A common stock. You should read the entire prospectus carefully, including Risk Factors commencing on page 5, before making an investment decision.

                          Internet Commerce Corporation

Business Description

        Our CommerceSense service uses the Internet and our proprietary technology to deliver our customers' documents and data files to members of their trading communities, many of which may have incompatible systems, by translating the documents and data files into any format required by the receiver. We believe that our CommerceSense service has significant advantages over traditional Value Added Networks, or VANs, and email-based and other Internet-based systems, including lower cost, higher level of service, greater transmission speed and more features.

        We use CommerceSense to provide the following services:

        o Traditional VAN services -- CommerceSense provides the full suite of traditional VAN services, but uses the Internet to provide cost savings and increased capabilities for our customers;

        o EDI for Web Based Retailers -- CommerceSense provides an electronic document and data file delivery link between web-based retailers and their vendors that require that documents and data files be transmitted using Electronic Data Interchange, or EDI, format;

        o EDI to Fax Service -- CommerceSense can translate electronic documents into fax format and send the documents by fax to our customers' trading partners that cannot receive electronically transmitted documents; and

        o Large-Scale Electronic Document Management and Delivery --CommerceSense can transmit large-scale non-EDI electronic documents and data files and provides real-time delivery, archiving, security, authentication and audit services.

Business Strategy

        We believe that our CommerceSense service provides a platform with many applications that will allow our customers to integrate a substantial portion of their document and data file delivery methods into a single, seamless process with significantly less administrative effort and cost. We intend to continue to market CommerceSense as a one-stop electronic document and data delivery service to the 2,500 largest companies in the United States and abroad that use EDI to communicate with their vendors. We believe that the cost and ease of use of our CommerceSense service will allow these companies to request or encourage their smaller trading partners to conduct electronic commerce using CommerceSense.

                                  The Offering

Class A common stock offered
by the selling stockholders................................5,476,280 shares

Class A common stock to be
outstanding after the offering.............................6,645,370 shares (1)

Nasdaq SmallCap Market symbol.........................................ICCSA

---------------------------
(1) This information is based on the number of shares of class A common stock outstanding at September 14, 1999. It includes all of the shares being offered pursuant to this prospectus by the selling stockholders, whether then held or issuable upon conversion or exercise of convertible or exercisable securities, but excludes 1,960,000 shares then issuable under outstanding options or reserved for issuance under our 1994 stock option plan.

                                  RISK FACTORS

        You should carefully consider each of the following risk factors in addition to the other information contained in this prospectus before purchasing shares of our class A common stock. Investing in our class A common stock involves a high degree of risk. Any of the following risks could materially and adversely affect our business, operating results, financial condition and the market price of our class A common stock and could result in the complete loss of your investment.


Risks Relating to our Company

        We have a limited operating history and there is insufficient historical information to determine whether we will successfully implement any of our business strategies. We were founded as Infosafe Systems, Inc. in November 1991 and from 1991 to 1997 we conducted limited operations and developed products that we were unable to exploit commercially and consequently discontinued. In 1998, we shifted our business emphasis to focus exclusively on the development and marketing of our CommerceSense service and launched the current version of our CommerceSense service commercially in April 1999. As a result, we have only a limited operating history and there is little historical information on which to evaluate our business and prospects. We may not be successful in implementing any of our business strategies.

        We have never earned a profit and expect to incur significant losses. We have incurred significant losses since our company was founded in 1991. We have never earned a profit in any fiscal quarter and, as of April 30, 1999, we had an accumulated deficit of approximately $20.0 million. In their audit report on our July 31, 1998 financial statements, Richard A. Eisner & Company, LLP questioned our ability to continue as a going concern. However, this occurred prior to the consummation of our April 1999 private placement of Series A preferred stock. See Selling Stockholders on page 18. In addition, we expect our cost of revenue and operating expenses to increase significantly, especially in the areas of marketing, customer installation and customer service. As a result, we expect to incur additional losses in the future.

        Our business is unproven, and we may not achieve profitability. The profit potential of our business model is unproven. Our revenue for the foreseeable future is dependent on the number of customers who subscribe to our CommerceSense VAN service and the volume of the data, documents or other information they send or retrieve utilizing this service. If we do not generate sufficient revenue to achieve and maintain profitability, we will continue to be unprofitable. The success of our CommerceSense VAN service and our other proposed services depends to a large extent on the future business-to-business electronic commerce using the Internet, which is uncertain.

        We expect to base our expenditures on our plans and estimates of future revenue. If we experience a shortfall in our estimated revenue, we may be unable to adjust spending in a timely manner. As a result, we may not achieve profitability.

        We currently depend primarily on our CommerceSense VAN service and may not be able to continue to expand into new business areas. We are currently focusing on our CommerceSense VAN service. As a result, our financial condition for the foreseeable future will depend heavily on the success or failure of this service. If our CommerceSense VAN service is not successful, our revenue may not increase sufficiently for us to become profitable. It is difficult to predict demand and market acceptance for this service in the new and rapidly evolving business-to-business electronic commerce market.

        We are expanding our operations by developing and marketing new and complementary services. We cannot assure you that we will be able to continue to do so effectively. Although we believe that we will be able to use our CommerceSense service as a platform to provide these additional services or systems, we cannot assure you that we will be able to do so effectively.

        We may be unable to manage our growth. Our ability to implement our business plan successfully in a new and rapidly-evolving market requires effective planning and growth management. If we cannot manage our anticipated growth effectively, our business and financial results will suffer. We plan to expand our existing operations substantially, particularly those relating to sales and marketing, customer installation and technical support. We expect that we will need to continue to manage and to expand multiple relationships with customers, Internet service providers and other third parties. We also expect that we will need to continue to improve our financial systems, procedures and controls and will need to expand, train and manage our workforce, particularly our information technology staff. We also intend to expand our services, which may require additional resources and employees. As a result, our management and operating systems may be strained by our growth and we may be unable to complete in a timely manner necessary improvements to our operating systems and procedures and controls to support our future operations.

        We may face capacity constraints which impede our revenue growth and business profitability. The satisfactory performance, reliability and availability of our network infrastructure, customer support and document delivery systems and our web site are critical to our reputation and our ability to attract customers and maintain adequate customer service levels. Any significant or prolonged capacity constraints could prevent customers from sending or gaining access to their documents or other data or accessing our customer support services for extended periods of time. This would decrease our ability to acquire and retain customers and prevent us from achieving the necessary growth in revenue to achieve profitability. If the amount of traffic increases substantially and we experience capacity constraints, we will need to expand further and upgrade our technology and network infrastructure. We may be unable to predict the rate or timing of increases in the use of our services to enable us to upgrade our operating systems in a timely manner.

        If we do not keep pace with rapid technological changes, customer demands and intense competition we will not be successful. Our market is characterized by rapidly changing technology, customer demands and intense competition. If we cannot keep pace with these changes, our CommerceSense service could become uncompetitive and our business will suffer. The Internet's recent growth and the intense competition in our industry require us to continue to develop strategic business and Internet solutions that enhance and improve the customer service features, functions and responsiveness of our CommerceSense VAN and other proposed services and that keep pace with continuing changes in information technology and customer requirements. If we are not successful in developing and marketing enhancements to our CommerceSense VAN service or other proposed services that respond to technological change or customer demands, our business will suffer.

        We may be unable to obtain necessary future capital. As of July 31, 1999, we had cash and marketable securities in the amount of approximately $4.6 million. We anticipate that we will need to raise additional funds in the near future. If we are unable to obtain necessary additional financing, our business will suffer. We cannot assure you that any additional financing will be available on reasonable terms or at all. In addition, we may need to raise additional funds sooner if we attempt to expand more rapidly or if competitive pressures or technological changes are greater than anticipated. Even if we are able to obtain additional financing, we will subsequently need to raise additional funds if we do not become profitable or if achieving profitability takes longer than we anticipate.

        If we raise additional funds through the issuance of debt securities, the holders of the debt securities will have a claim to our assets that will be prior to any claim of our stockholders. The interest on these debt securities would increase our costs and negatively impact our operating results. If we raise additional funds through the issuance of class A common stock or securities convertible into or exchangeable for class A common stock, the percentage ownership of our then-existing stockholders will decrease and they may experience additional dilution. In addition, any convertible or exchangeable securities may have rights, preferences and privileges more favorable to the holders than those of the class A common stock.

        We may not be able to compete effectively in the business-to-business electronic commerce market, which could limit our market share and harm our financial performance. The business-to-business electronic commerce industry is evolving rapidly and is intensely competitive. If we are not able to compete effectively against our current and future competitors, we may lose customers, may need to lower our prices, may experience reductions in gross margins, increases in marketing costs or losses in market share, or may experience a combination of these problems and, as a result, our business will suffer.

        Many of our current and potential competitors have significant existing customer relationships and vastly larger financial, marketing, customer support, technical and other resources than we do. As a result, they may be able to respond more quickly to changes in customer requirements or be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to potential customers and employees, or be able to devote greater resources to the development, promotion and sale of their services than we can. As a result, we may not be successful in competing against competitors.

        Our principal competitors include: Harbinger Corporation, GE Information Services, Inc., International Business Machines Corporation Global Services, Sterling Commerce, Inc., AT&T Corp. and MCI Communications Corporation. Each of these competitors has an established VAN that has provided EDI for at least several years and has long-established relationships with the users of EDI, including many of our prospective customers.

        If we are successful in utilizing our CommerceSense platform to provide new services, we may enter into different markets and may face the same or additional competitors, most of which will have substantially greater financial and other resources than we do.

        We may not be able to successfully expand our business outside of the United States. Our current and future customers are conducting their businesses internationally. To be a sole source supplier to these customers, we need to provide our services internationally. As a result, an important component of our business strategy is to expand our international marketing and sales efforts. We have limited experience in expanding our business outside the United States and if we do not successfully expand our business in this way, we may lose current and future customers. In addition, our potential new service offerings may involve delivery of data and use of the Internet in other countries which may currently have or enact laws or regulations that restrict our ability to deliver data or use the Internet or that impose significant taxes for doing so. Loss of customers and restrictions on delivery of data and use of the Internet will adversely affect our revenues and operating results.

        We may not be able to successfully make acquisitions or investments in other companies. We intend to seek acquisitions of services, products or companies, joint ventures or other arrangements which complement or expand our business. However, we cannot assure you that we will be able to identify appropriate acquisition candidates in the future. If an acquisition candidate is identified, we cannot assure you that we will be able to successfully negotiate and finance the acquisition. If we buy a company, we could have difficulty in assimilating that company's personnel and operations. In addition, the key personnel of the acquired company may decide not to work for us. If we make other types of acquisitions, we could have difficulty assimilating the acquired services, technologies or customers into our operations. These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations. If we consummate one or more significant acquisitions through the issuance of shares of class A common stock, you could suffer significant dilution of your ownership interests in ICC. Finally, expanding our business through acquisitions may expose us to new and different competitors, which will likely have greater financial and other resources than we do.

        We depend on our key personnel for our future success. We are substantially dependent on the continued services and performance of our executive officers and other key employees. The loss of the services of any of our executive officers or other key employees could impede the operation and growth of our business and cause our revenues to decline. Although all of our executive officers, except Dr. Geoffrey S. Carroll and Richard Blume, and certain key employees have entered into employment agreements, none of these agreements prevents any of them from leaving us.

        We need to hire and retain qualified employees and may not be able to do so. We believe we will need to expand significantly our information technology, marketing and customer service staffs in the near future. Our business and financial results depend in part on our ability to attract, retain and motivate highly skilled employees. Competition for employees in our industry is intense. If we are unable to retain our key employees or attract, assimilate or retain other highly qualified employees, our management may not be able to effectively manage our business, exploit opportunities and respond to competitive challenges. Many of our competitors may be able to offer more lucrative compensation packages which include stock options and other stock-based compensation and higher-profile employment opportunities than we can.

        We need to hire and retain independent contractors and may not be able to do so. We are substantially dependent on the services of independent contractors to train customers in the use of CommerceSense. We have entered into three such relationships and need to retain several other providers of such services to achieve our business plan. If we fail to hire and retain qualified independent contractors, then our business will be harmed.

        We depend on our intellectual property, which may be difficult and costly to protect. Other than our decryption/logging/branding patent, our intellectual property consists of proprietary or confidential information that is not currently subject to patent, trademark or similar protection. Although we have applied for trademark protection for the CommerceSense name, we may not be granted this trademark. Even if we are granted this trademark, we may not be able to protect it. If our competitors or others adopt product or service names similar to CommerceSense, it may impede our ability to build brand identity and customer loyalty.

        The validity, enforceability and scope of protection of certain proprietary rights in Internet-related businesses are uncertain and still evolving. If unauthorized third parties try to copy our service or our business model or use our confidential information to develop competing services, we may lose customers and our business could suffer. We may not be able to effectively police unauthorized use of our technology because policing is difficult and expensive. In particular, the global nature of the Internet makes it difficult to control the ultimate destination or security of software or other data transmitted. The laws of other countries may not adequately protect our intellectual property.

        Our business activities and our CommerceSense service may infringe upon the proprietary rights of others. In addition, other parties may assert infringement claims against us. Any such claims and any resulting litigation could subject us to significant liability for damages and could result in invalidation of our proprietary rights. We could be required to enter into costly and burdensome royalty and licensing agreements. These agreements may not be available on terms acceptable to us, or may not be available at all. We may also need to file lawsuits to defend the validity of our intellectual property rights and trade secrets, or to determine the validity and scope of the proprietary rights of others. Litigation is expensive and time-consuming and could divert management's attention away from running our business.

        Our operating results may fluctuate significantly due to seasonality. We cannot assess fully the impact of seasonal factors on our business because of the limited operating history of our CommerceSense VAN service and our expanded business strategy. However, we expect to experience seasonality in our business that reflects the seasonality of the businesses of our customers. We believe that period-to-period comparisons of our operating results may not be meaningful and that our operating results for any particular period will not necessarily be a good indicator of our future performance.

        We may suffer systems failures and business interruptions which would harm our business. Our success depends in part on the efficient and uninterrupted operation of our service that is required to accommodate a high volume of traffic. Almost all of our network operating systems are located at a single leased facility in New York, New York. Our systems are vulnerable to damage from fire, power loss, telecommunications failures, break-ins, earthquakes and other events that could cause systems failures and business interruptions. This could lead to interruptions or delays in our service, loss of data or the inability to accept, transmit and confirm customer documents and data. Our business may suffer if our service is interrupted. Although we have implemented network security measures, our servers may be vulnerable to computer viruses, electronic break-ins, attempts by third parties deliberately to exceed the capacity of our systems and similar disruptions.

        Year 2000 issues could affect the performance of our business. We may have substantial exposure to the year 2000 problem, both with our own systems and with systems we do not control. The year 2000 problem could harm our business and financial results. Many currently installed computer systems and software products have been coded to accept or recognize only two digit entries to define the applicable year. These systems may erroneously recognize the year 2000 as the year 1900. Thus could result in major failures or malfunctions.

        This risk is particularly significant for our business. We rely on computer programs and systems in connection with our internal and external communication networks and systems, including transmissions of information over the Internet, order processing and fulfillment, accounting and financial systems, customer access to our web site and other business functions. Based on our design process and assessment to date, we believe the current versions of our service and our various systems are year 2000 compliant. However, we cannot assure you that our programs designed to minimize the impact of the transition to the year 2000 on the terminal operations software at our facilities and other date sensitive equipment will be completely successful. In addition, the costs of implementing these programs may exceed our current estimates. If these programs are not successful or if their costs exceed our estimates, the date change from 1999 to 2000 could harm our business. The full extent of any adverse impact on our business is impossible to determine.

        In addition, our customers may not become year 2000 compliant in a timely fashion or at all. The failure of a customer to become year 2000 compliant will adversely affect the ability of that customer's trading partners to receive or utilize the document or data we transmit. As a result, customers that are not year 2000 compliant may cease using our CommerceSense service, decreasing our revenues and harming our results of operations.

Risks Relating to the Internet and Online Commerce Aspects of Our Business

        If Internet usage does not continue to grow or its infrastructure fails, our business will suffer. If the Internet does not gain increased acceptance for business-to-business electronic commerce, our business will not grow or become profitable. We cannot be certain that the infrastructure or complementary services necessary to maintain the Internet as a useful and easy means of transferring documents and data will continue to develop. The Internet infrastructure may not support the demands that growth may place on it and the performance and reliability of the Internet may decline.

        Privacy concerns may prevent customers from using our services. Concerns about the security of online transactions and the privacy of users may inhibit the growth of the Internet as a means of delivering business documents and data. We may need to incur significant expenses and use significant resources to protect against the threat of security breaches or to alleviate problems caused by such breaches. We rely upon encryption and authentication technology to provide secure transmission of confidential information. If our security measures do not prevent security breaches, we could suffer operating losses, damage to our reputation, litigation and possible liability. Advances in computer capabilities, new discoveries in the field of cryptography or other developments that render current encryption technology outdated may result in a breach of our encryption and authentication technology and could enable an outside party to steal proprietary information or interrupt our operations.

        We depend on third-party providers of Internet and telecommunications service. Our operations depend upon third parties for Internet access and telecommunications service. Frequent or prolonged interruptions of these services could result in significant losses of revenues. These types of occurrences could also cause users to perceive our services as not functioning properly and therefore cause them to use other methods to deliver and receive information. We have limited control over these third parties and cannot assure you that we will be able to maintain satisfactory relationships with any of them on acceptable commercial terms. Nor can we assure you that the quality of services that they provide will remain at the levels needed to enable us to conduct our business effectively. Each of them has experienced outages in the past, and could experience outages, delays and other difficulties due to system failures unrelated to our on-line architecture.

        Government regulation and legal uncertainties relating to the Internet could harm our business. Changes in the regulatory environment in the United States and other countries could decrease our revenues and increase our costs. The Internet is largely unregulated and the laws governing the Internet remain unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy and taxation apply to the Internet. In addition, because of increasing popularity and use of the Internet, any number of laws and regulations may be adopted in the United States and other countries with respect to the Internet or other online services covering issues such as:

        o      user privacy;
        o      security;

        o      pricing;
        o      content;
        o      copyrights;
        o      distribution;
        o      taxation; and
        o      characteristics and quality of services.

        The international legislative and regulatory environment is in a state of flux and laws and regulations may differ from country to country. Any foreign legislation or regulation currently in effect or which may become effective in the future which imposes taxes, increases our costs of operating or restricts our access to the Internet could adversely affect us.

        Costs of transmitting documents and data could increase. The cost of transmitting documents and data over the Internet could increase. We may not be able to increase our prices to cover these rising costs. Several telecommunications companies have petitioned the Federal Communications Commission to regulate Internet and on-line service providers in a manner similar to long distance telephone carriers and to impose access fees on such providers. Also, foreign and state laws and regulations relating to the provision of services over the Internet are still developing. If individual states or foreign countries impose taxes or laws that negatively impact services provided over the Internet, our cost of providing our CommerceSense and other services may increase.

Risks Relating to this Offering

        Shares eligible for future sale by our existing stockholders may adversely affect our stock price and may render it difficult to sell class A common stock. The average weekly trading volume of our class A common stock on The Nasdaq SmallCap Market has been approximately 86,100 shares, 133,800 shares, 116,500 shares and 83,400 shares, respectively, during the quarters ended December 31, 1998, March 31, 1999 and June 30, 1999 and during the current quarter through September 13, 1999. 5,476,280 shares of class A common stock are being registered pursuant to this registration statement. The market price of our class A common stock could be materially and adversely affected by sales of even a small percentage of these shares or the perception that such sales could occur.

        Our stock price may be extremely volatile and this volatility could affect your ability to sell your shares at a favorable price. The market price of our class A common stock is likely to fluctuate substantially in the future. In the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. If we were subject to a securities class action lawsuit, it could result in substantial costs and a significant diversion of resources, including management time and attention.

        The market for our common stock may be illiquid. Our class A common stock is currently trading on The Nasdaq SmallCap Market. Due to the low weekly trading volume and the large number of shares being registered pursuant to this registration statement, a purchaser of the shares covered by this prospectus may not be able to find a buyer for the portion of the shares the purchaser wishes to sell at an acceptable price. It is possible that the trading market for the class A common stock in the future will be thin and illiquid, which could result in increased volatility in the trading prices for our class A common stock. The price at which the class A common stock will trade in the future cannot be predicted and will be determined by the market. The price may be influenced by investors' perceptions of our business, financial condition and prospects, the use of the Internet for business purposes and general economic and market conditions.

        Our class A common stock was delisted from The Nasdaq SmallCap Market on February 22, 1999 because we did not satisfy the listing criteria. Since then we have been relisted on The Nasdaq SmallCap Market.

        We may lose our $20 million net operating loss carryforward. Section 382 of the Internal Revenue Code contains rules designed to discourage persons from buying and selling the net operating losses of companies. These rules generally operate by focusing on ownership changes among stockholders owning directly or indirectly 5% or more of the class A common stock of a company or any change in ownership arising from a new issuance of stock by a company. In general, the rules limit the ability of a company to utilize net operating losses after a change of ownership of more than 50% of its class A common stock over a three-year period. Purchases of our class A common stock in amounts greater than certain specified levels could inadvertently create a limitation on our ability to utilize our net operating losses for tax purposes in the future. We are currently subject to a limitation on the utilization of our net operating loss carryforward and we may suffer further limitation as a result of sales of class A common stock covered by this prospectus.

        Our board of directors can issue preferred stock with rights adverse to the holders of class A common stock. Our board of directors is authorized, without further stockholder approval, to determine the provisions of and to issue up to 4,989,825 shares of preferred stock. Issuance of preferred shares with rights to dividends and other distributions, voting rights or other rights superior to the class A common stock could be adverse to the holders of class A common stock.

        Our certificate of incorporation and bylaws provide director and officer indemnification and limit their liability. We may have to spend significant resources indemnifying our officers and directors or paying for damages caused by their conduct. The Delaware General Corporation Law provides for broad indemnification by corporations of their officers and directors and permits a corporation to exculpate its directors from liability for their actions. Our bylaws and certificate of incorporation implement this indemnification and exculpation to the fullest extent permitted under this law as it currently exists or as it may be amended in the future. Consequently, subject to this law and to certain limited exceptions in our certificate of incorporation, none of our directors will be liable to us or to our stockholders for monetary damages resulting from conduct as a director.

        Our anti-takeover provisions and Delaware law may have adverse effects on our stock price. There are provisions in our certificate of incorporation, our bylaws and Delaware law that make it more difficult for a third party to obtain control of ICC, even if doing so would be beneficial to our stockholders. This could depress our stock price. These provisions include: (a) authority to divide the Board of Directors into three classes so that only one-third of our directors are elected each year and are elected for terms of three years; (b) requiring a stockholder to give advance notice to the Company of a proposal the stockholder wishes to be acted on at any meeting of stockholders; and (c) permitting the Board of Directors to amend or repeal our bylaws without stockholder consent or vote.


                           FORWARD-LOOKING STATEMENTS

        This prospectus contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as it may be amended from time to time, and Section 21E of the Securities Exchange Act of 1934, as it may be amended from time to time. Specifically, all statements other than statements of historical facts included in this prospectus, or incorporated by reference in this prospectus, regarding our financial position, business strategy and plans and objectives of management for future operations are forward-looking statements. These forward-looking statements are based on the beliefs of management, as well as assumptions made by and information currently available to management. When used in this prospectus, including the information incorporated by reference, the words anticipate, believe, estimate, expect, may, will, continue, intend and plan and words or phrases of similar import, as they relate to our financial position, business strategy and plans, or objectives of management, are intended to identify forward-looking statements. These cautionary statements reflect our current view regarding future events and are subject to risks, uncertainties and assumptions related to various factors which include but may not be limited to those listed under the heading Risk Factors starting on page 5 and other cautionary statements in this prospectus and in the information incorporated in this prospectus by reference.

        Although we believe that our expectations are reasonable, we cannot assure you that our expectations will prove to be correct. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described in this prospectus as anticipated, believed, estimated, expected, intended or planned. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements.


                                 USE OF PROCEEDS

        The selling stockholders are selling all the common stock covered by this prospectus for their own account. We will not therefore receive any proceeds from the sale of this class A common stock.

                                    BUSINESS

                          Internet Commerce Corporation

Industry Background

        We believe that although the Internet has become an important new sales channel, its real value will be in achieving business efficiencies and cost savings by expanding global business-to-business interconnectedness.

        We believe that in an increasingly global economy, improvements in speed and efficiency in the supply chain between businesses are important and improvements in the capacity of a business to buy and sell goods and services or raw materials within its business community becomes an important factor in its ability to compete. Thus, for example, in a just-in-time economy, timeliness, and not price, may be the most important component in creating competitive advantage.

        The speed and efficiency of the supply chain are hindered by incompatibilities in technologies and methodologies used to communicate business information among trading communities, which slow down the flow of information and create bottlenecks. These incompatibilities stem from the diversity of trading partners, which may range from members of the Fortune 100 to sole proprietors providing niche products. Trading partners may therefore have different communications capabilities and requirements. Some trading partners may rely on paper or fax to communicate, others exchange data in proprietary file formats through direct dial-up connections or over the Internet, while the largest trading partners use electronic methods such as Electronic Data Interchange, or EDI, over Value Added Networks, or VANs.

The CommerceSense Solution

        We believe that our CommerceSense service provides a solution to the communication difficulties caused by the differences in data formats, networks and communications methods used by the members of trading communities, thereby bridging the incompatibility gap and enabling seamless electronic business communication. Our CommerceSense service can translate incompatible files into a format any user is capable of receiving and uses the Internet to transmit the data file by EDI, fax or other format. We believe that users of our CommerceSense service can thus improve their productivity and reduce their costs by enabling electronic business-to-business transactions between parties with different systems.

        We believe that our CommerceSense service improves the basic infrastructure of business-to-business electronic communications by providing intelligent messaging and routing using the Internet, which, we believe, improves the security, reliability, ease of use and acceptability of using the Internet for business-to-business electronic commerce. CommerceSense performs these functions without requiring that the user purchase any software and at prices that are, we believe, less than half of the prices currently charged by traditional VANs.

        We designed our CommerceSense service to avoid what we believe are inefficiencies in traditional VAN services, software products and phone and manual fax processes, which we believe are more expensive, slower and more difficult to use than our CommerceSense service. CommerceSense incorporates proprietary technology and is immediately accessible using a standard Internet connection and a web browser.

        Our CommerceSense service uses the Internet to deliver a higher level of service and more features than traditional VANs:

        o Documents are delivered up to 100 times faster, depending upon the speed of the customer's Internet connections;

        o Our customers may more effectively track, monitor and process business documents and other data files using our real-time document management browser screen displays;

        o Our CommerceSense service allows us to consistently provide confirmed delivery of documents and other data files;

        o Documents can be delivered either in real-time or retrieved when convenient for the customer. Real-time delivery reduces the potential for document corruption, bottlenecks and other problems associated with batch delivery modes, which are traditionally store-and-forward and in some cases can take several hours to be delivered;

        o Our CommerceSense service can handle transmissions of data other than standard business documents, such as images, engineering drawings, architectural blueprints, audio and certain types of video; and o Our customers enjoy flexibility in creating different document types and formats for various business applications. For example, our customers can add their business logo to their documents and can use their own format for each document type.

        In addition, we believe our CommerceSense service offers advantages over e-mail and other Internet-based electronic commerce systems, such as a full range of VAN services, translation of a wide variety of data into customer-specified formats, management of business documents or data files of virtually any size and of a wide variety, including purchase orders, invoices, statements, inventory tracking and shipping documents, images, engineering drawings, architectural blueprints, audio and certain types of video. CommerceSense also provides a complete audit trail of content delivery and customer selection from a variety of security methods.

        We believe that CommerceSense is one of the only Internet-based data transmission services that is approved to interconnect with the eight largest traditional VANs, which we believe currently provide EDI services for 90% of companies capable of using EDI. As a result, we can handle EDI traffic between our customers and any of their trading partners that choose to continue to use a traditional VAN and between a customer that uses a traditional VAN and its trading partners that do not. This provides our customers with the possibility of maximum penetration into their trading partner community.

EDI for Web-based Retailers. We provide an electronic document and data file delivery link between web-based retailers and their vendors. We believe that many larger vendors require that product orders and other documents be transmitted using EDI. Web retailers can use our CommerceSense service to comply with this requirement, thereby reducing their costs and improving their ability to locate, order, track and deliver products. Our CommerceSense service can process purchase orders, invoices, order status reports and other files transmitted between web-based shopping portals of electronic retailers and their vendors, distributors, and manufacturers and can also manage critical logistics delivery files. Due to the special requirements and rapid growth of these new web-based retail companies, we have a dedicated web retailer sales and support team that offers the retail companies the option to outsource to us all of their electronic document and data file delivery requirements.

EDI to Fax Service. Traditional EDI users convert electronic documents into a faxable format and fax the documents manually to their trading partners that can not receive documents transmitted electronically in EDI. Our CommerceSense fax service allows our customers to send a document electronically, which we will then electronically convert and fax to our customer's trading partner, i.e. those that cannot receive electronically transmitted documents and specify that they want to receive the document by fax. We believe that our CommerceSense fax service will result in lower fax costs for our customers as well as reduced human involvement in the document delivery process and fewer errors. Recently, several other VANs began offering similar EDI-fax services; however, we believe that these services cost 3 to 5 times more per page and are currently only offered domestically. Our customers currently send documents via our CommerceSense fax service to approximately 900 trading partners.

Large-Scale Electronic Document Management and Delivery. Our CommerceSense service can transmit large-scale non-EDI electronic documents and other large files, which may include catalogs, engineering drawings, graphics and certain types of video. CommerceSense allows customers to manage and distribute these large files in real-time and provides archiving, security, authentication and audit services. CommerceSense will support both a publish/subscribe configuration, in which a customer can publish any number of files for subscribers authorized by the customer to view and/or download, and a point-to-point-delivery configuration that operates like our CommerceSense VAN service.

Business Strategy

        We believe that our CommerceSense service provides a platform with many applications that will allow our customers to fulfill a substantial portion of their electronic document and data delivery requirements with significantly less administrative effort and cost. We believe that CommerceSense will allow our customers to send us the majority of their important documents and data files which we will then be able to transmit to each of the intended recipients in any form requested by the recipient. Our customers will thus be able to integrate a substantial portion of their document and data file delivery methods into a single, seamless process.

        A large company that uses EDI to communicate with its vendors is referred to as a hub; their trading partners, vendors or customers, are referred to as spokes. We intend to continue to market CommerceSense as a one-stop electronic document and data delivery service to the 2,500 largest hub companies in the United States. Due to the cost to the spoke companies of implementing EDI and using VANs and other electronic document delivery methods, large hub companies are currently connected electronically to only a small percentage of their potential spoke companies.

        Our current customers conduct their business internationally, and we intend to service these customers and pursue new international customers by expanding our marketing and operation to Europe and other places outside the United States.

        We believe that a significant number of these hub companies intend to expand the use of electronic commerce to more of their spoke companies. Since small spoke companies using our CommerceSense service require only an Internet connection or a web browser to receive and transmit documents electronically and, we believe, will also be able to receive electronic documents via our CommerceSense fax service, large hub companies may now be able to request or encourage electronic commerce with their small hub companies. In turn, many of these spoke companies may become the hub companies for their suppliers, which should further broaden the reach of our CommerceSense service.

        We intend to encourage the use of our CommerceSense service through exceptional customer service. We currently offer technical support to our customers twenty-four hour a day, seven days a week. Due to the multiple redundancies of all of our systems and the stability of the Securities Industry Automation Corporation, or SIAC, which is the location of our data center, our CommerceSense service has been fully operational more than 99% of the time.

        The address of our principle executive office is 805 Third Avenue, New York, New York 10022. Our telephone number at that address is (212) 271-7640.


                              SELLING STOCKHOLDERS

        We raised $7 million of cash proceeds and converted into equity $2,595,000 of debt through the sale and exchange of series A preferred stock in our private placement that was completed in April 1999. We issued a total of 9,595 shares of series A preferred stock in connection with this private placement to certain of the selling stockholders named below. In July 1999 we issued to Summerwind Restructuring, Inc. 45 shares of series A preferred stock for financial consulting and advisory services rendered from January 1, 1999 through April 30, 1999 and 20,000 shares of class A common stock on June 30, 1999 for termination of consulting arrangements. Summerwind Restructuring, Inc. also received 500,000 warrants as consideration for various consulting services under a consulting agreement.

        In September 1998, ICC purchased the remaining 16.7% minority interest of its majority-owned subsidiary from the minority stockholders in exchange for 334,495 shares of class A common stock and merged the two companies.

        In December 1998 we issued 175 shares of class S preferred stock and 21,248 shares of class A common stock to Schnader Harrison Segal & Lewis LLP in payment of legal services rendered by Schnader Harrison on our behalf. On July 1, 1999 we issued 13,462 shares of class A common stock to Schnader Harrison in exchange for all 175 shares of series S preferred stock.

        Michael Brooks purchased 80,000 shares of class B common stock in a private placement in June 1998. At the end of December 1998, Brooks converted 70,000 of these shares into 70,000 shares of class A common stock.

        From June 1998 to January 1999 we issued 778,500 warrants to investors in connection with our 1998 bridge financing. We issued 59,850 warrants and may issue an additional 6,750 to placements agents in connection with the our 1998 bridge financing and we issued 173,250 warrants to broker/dealers in connection with our April 1999 private placement of Series A preferred stock.

        Pursuant to Exchange Agreements each dated as of June 30, 1999 between ICC and various holders of options to purchase units, each unit consisting of one share of class A common stock, one class A warrant and one class B warrant, that were issued in January 1995 and March 1997 to D.H. Blair, and its designees, in connection with our initial public offering and 1997 private placement of Units, we exchanged 105,000 shares of class A common stock for all of the outstanding options.

        Richard Blume received 18,000 warrants pursuant to consulting arrangements with ICC. Such warrants are exercisable at $9.94 per share for a total of 18,000 shares of class A common stock.

        Richard J. Berman received 38,750 shares of class A common in lieu of cash payment for his services as Chairman and Chief Executive Officer of ICC from September 15, 1998 to March 15, 1999.

        Southeast Research Partners received 75,000 warrants pursuant to a Consulting Agreement with ICC for services rendered commencing in October 1998. The warrants were exchanged for 63,000 shares of class A common stock in July 1999.

        On July 1, 1999 we issued 14,641 shares of class A common stock as a dividend on the series A preferred stock to the holders of series A preferred stock of record as of such date pursuant to the provisions of the certificate of designation for the series A preferred stock.

        Arthur Medici was issued 70,000 shares of class B common stock on December 17, 1996, upon his hiring as the chief executive officer of our predecessor, Infosafe Systems, Inc.

Upon the merger of Infosafe Systems, Inc. with ICC and the subsequent reverse split, these shares changed into 14,000 shares of our class B common stock.

        Robert Nagel will be issued 22,000 shares of class A common stock in September 1999 pursuant to an arbitration settlement in February 1999.

        For further information about the convertible securities discussed in this section, see Description of Securities on pages 25 to 32.

        In the table below is information, as of September __, 1999, regarding the beneficial ownership of the shares by the selling stockholders. The number of shares shown as beneficially owned by the selling stockholders includes all of the shares of class A common stock to be issued upon conversion in full of all of the convertible securities described above. The information regarding the selling stockholders' beneficial ownership after this offering assumes that all shares of class A common stock offered by the selling stockholders through this prospectus are actually sold. The presentation is based on __________ shares of our class A common stock outstanding as of September __, 1999.

-------------------------------------------------------------------------------------------------------------
                                Number of Shares            Number of                  Common Stock
                                 of Common Stock            Shares of               Beneficially Owned
                               Beneficially Owned          Common Stock               After Offering
-----------------------------                                                --------------------------------
   Selling Stockholders          Before Offering             Offered              Number         Percent
-------------------------------------------------------------------------------------------------------------
JOHN T. ABLAMSKY
STEVEN J. ABLAMSKY
AGR HALIFAX FUND, LD
ALBA LTD
ROLF ALBRECHT
ARAB COMMERCE BANK LTD
STANLEY S. ARKIN
BANCA FINNAT
  EURAMERICA, S.P.A
JOSEPH P. BASILICE
DOMINIC BASSANI
BEAR STEARNS SECURITIES
   CORP CUSTODIAN FOR
   STEVEN M. MIZEL, ROTH
   IRA
MARTIN A. BELL
RICHARD J. BERMAN
HARVEY BLITZ
BLUESTONE CAPITAL
  PARTNERS
RICHARD BLUME
HERBERT BORK
KARL BRENZA
MICHAEL A. BRESNER
BRIGHTON CAPITAL, LTD.
MICHAEL T. BROOKS
ALISON BROWN

-------------------------------------------------------------------------------------------------------------
                                Number of Shares            Number of                  Common Stock
                                 of Common Stock            Shares of               Beneficially Owned
                               Beneficially Owned          Common Stock               After Offering
-----------------------------                                                --------------------------------
   Selling Stockholders          Before Offering             Offered              Number         Percent
-------------------------------------------------------------------------------------------------------------
ARCHIBALD M. BROWN, JR.
JAMES BURZOTTA
CANADIAN ADVANTAGE LP
DONALD CASADONTE
RENEE S. CASADONTE
G. MICHAEL CASSIDY
STEPHEN N. CELLA
DOMINIC CHANG
MARK S. COHEN
GERALD WILLIAM CRABBE
DOMINICK D'ALEVA
ROBERT H. DASKAL
J. MORTON DAVIS
CARMINE DePALMA
D.H. BLAIR & CO., INC.
D.H. BLAIR INVESTMENT
  BANKING CORP.
NIKOLA DIMITROV
ASHISIE DRUVE
ROSS DWORMAN
ELLIS AG
EMERSON CAPITAL
  MANAGEMENT LTD.
THOMAS ENRIGHT
RICHARD FELDMAN
VINCENT FERRARA
FIDUCIARIA OREFICI, S.P.A
KERRY M. FLEMING
JOSEPH FOGLIA
BRIAN FRIEDMAN
RICHARD FRIEDMAN
B.R. FRIES & ASSOCIATES
JEAN A. FRISA
MICHAEL FROMER
RONALD C. FROMM
JOSEPH FUSCO
ROBERT GERBOTH
GKN SECURITIES, CORP.
E & G GLASBRENNER
GARY S. GLUCK
GERALD J. GOLDEN
MICHELE GOLDEN
JAY GOLDMAN
CRAIG GOULD
KURT GUBLER
DAVID HANDLER
HARE & COMPANY
HERIOT HOLDINGS LIMITED

-------------------------------------------------------------------------------------------------------------
                                Number of Shares            Number of                  Common Stock
                                 of Common Stock            Shares of               Beneficially Owned
                               Beneficially Owned          Common Stock               After Offering
-----------------------------                                                --------------------------------
   Selling Stockholders          Before Offering             Offered              Number         Percent
-------------------------------------------------------------------------------------------------------------
JIMMY C.M. HSU
TOMMY HSU
ICN CAPITAL LIMITED
JOSEPH M. IDY
KAS ASSOCIATES AC/FALCON
  SECURITIES  (UK) LTD.
KENNETH A. JOHNSON
HOWARD J. KAPLAN
JEFFREY M. KAPLAN
KLAUS KAPOSI
KENSINGTON CAPITAL LTD
BRUCE KLEIN
ELISE G. KLEIN
JODI I. KIRSCH
KADNER INVESTMENTS LTD
JOHN D. LANE
JOERG LANGLITZ
PASQUALE M. LAVECCHIA
CLAUDE P. LEMIEUX
STEVEN LEVINE
LONDON VENTURE CAPITAL
  CORP
LONG ISLAND TITLE
  AGENCY, INC.
RONALD SHERWOOD LOSHIN
DAVID C. LYLE
JEFFREY S. MARKOWITZ
MARTAN & CO.
JAMES J. MCANDREWS J.
RANDALL MCCATHREN
ARTHUR MEDICI
KATHLEEN F. MEDICI
ALEXANDER MITCHELL
DAVID JAN MITCHELL
JAN MITCHELL
STEVE MONTE
DAVID MORLEY
ROLAND MUELLER
DAVID NACHAMIE
ROBERT NAGEL
NATIONAL SECURITIES
DAVID NUSSBAUM
ANTHONY G. ORPHANOS
JAMES A. ORTENZIO
OTATO LIMITED
  PARTNERSHIP
ALFRED PALAGONIA
WILLIAM PATTERSON
THOMAS W. PEW, JR.

-------------------------------------------------------------------------------------------------------------
                                Number of Shares            Number of                  Common Stock
                                 of Common Stock            Shares of               Beneficially Owned
                               Beneficially Owned          Common Stock               After Offering
-----------------------------                                                --------------------------------
   Selling Stockholders          Before Offering             Offered              Number         Percent
-------------------------------------------------------------------------------------------------------------
PICTET & CIE
CYRILLE PLACE
GUILLAUME ZOLA PLACE
STEPHEN J. POSNER
JOSEPH M. RAITI
RBB BANK AG/MANFRED
  LAUNER
KAL RENOV
RUKI RENOV
RG SECURITIES, LLC
LESTER ROSENKRANTZ
STEVEN A. ROTHSTEIN
PETER RUEL
ORHAN SADIK-KHAN
MAKOTO SASAKI
AUSTOST ANSTALT SCHAAN
DRS. AJ SCHACHTER
GORDON SCHAEFFER
HYMAN L. SCHAFFER
J. DOUGLAS SCHMIDT
SCHNADER HARRISON SEGAL
  & LEWIS, LLP
INGO SCHNELLE
JAMES SCIBELLI
BENNY SHABTAI
MICHAEL SICILIANO
STEVEN SLAWSON
SONEM PARTNERS LTD
SOUND HOLDINGS, LLC
ALAN STAHLER
ESTI STAHLER
KEVIN STEELE
TIMOTHY VON F. STRAUS
SUMMERWIND
  RESTRUCTURING, INC.
THORNHILL GROUP, INC.
CHARLES N. TRAVERS
TRAVEST, LTD.
THOMAS R. ULIE
JOHN A. VACCARO
MARKUS WALLNEY
SHOU-CHUNG WANG
BRIAN WASSERMAN
ALTA WEHNERT
WIN CAPITAL CORP.
DIETER WITTRIN
KENTON E. WOOD
GARY WRUBLE

-------------------------------------------------------------------------------------------------------------
                                Number of Shares            Number of                  Common Stock
                                 of Common Stock            Shares of               Beneficially Owned
                               Beneficially Owned          Common Stock               After Offering
-----------------------------                                                --------------------------------
   Selling Stockholders          Before Offering             Offered              Number         Percent
-------------------------------------------------------------------------------------------------------------
SALVATORE J. ZIZZA

                              PLAN OF DISTRIBUTION

        We anticipate that the selling stockholders may sell all or a portion of the shares offered by this prospectus from time to time on The Nasdaq SmallCap Market, on other securities exchanges or in private transactions, at fixed prices, at market prices prevailing at the time of sale or at prices reasonably related to the market price, at negotiated prices, or by a combination of these methods of sale through:

o ordinary brokerage transactions and transactions in which the broker solicits purchases;

o sales to one or more brokers or dealers as principal, and the resale by those brokers or dealers for their account, including resales to other brokers and dealers;

o block trades in which a broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; or

o       privately negotiated transactions with purchasers.

        We are not aware as of the date of this prospectus of any agreements between the selling stockholders and any broker-dealers regarding the sale of the shares offered by this prospectus, although we have made no inquiry in that regard. In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers. In connection with these transactions:

o broker-dealers may engage in short sales of the shares covered by this prospectus in the course of hedging the positions they assume with selling stockholders;

o the selling stockholders may sell shares of our class A common stock short and deliver the shares to close out their short positions;

o the selling stockholders may enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares covered by this prospectus, which the broker-dealer may resell according to this prospectus; and

o the selling stockholders may pledge the shares covered by this prospectus to a broker or dealer and upon a default, the broker or dealer may effect sales of the pledged shares according to this prospectus.

        The selling stockholders and any broker, dealer or other agent executing sell orders on behalf of the selling stockholders may be considered to be underwriters within the meaning of the Securities Act, in which case commissions received by any of these brokers, dealers or agents and profit on any resale of the shares may be considered to be underwriting commissions under the Securities Act. These commissions received by a broker, dealer or agent may be in excess of customary compensation.

        All costs, fees and expenses of registration incurred in connection with the offering will be borne by us. All selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders.

        We have notified the selling stockholders that they will be subject to applicable provisions of the Securities Exchange Act of 1934 and its rules and regulations, including without limitation, Rule 102 under Regulation M. These provisions may limit the timing of purchases and sales of any of the common stock by the selling stockholders. Rule 102 under Regulation M provides, with some exceptions, that it is unlawful for the selling stockholders or their affiliated purchasers to, directly or indirectly, bid for or purchase, or attempt to induce any person to bid for or purchase, an account in which the selling stockholders or affiliated purchasers have a beneficial interest in any securities that are the subject of the distribution during the applicable restricted period under Regulation M. All of the above may affect the marketability of the class A common stock. To the extent required by law, we may require the selling stockholders, and their brokers if applicable, to provide a letter that acknowledges compliance with Regulation M under the Exchange Act before authorizing the transfer of the selling stockholders' shares.


                            DESCRIPTION OF SECURITIES

        The following summary description of the material terms of our capital stock and warrants is not intended to be complete. Since the terms of our capital stock must comply with the provisions of our certificate of incorporation and bylaws, which are included as exhibits to the registration statement, and the Delaware General Corporation Law, you should read our certificate of incorporation and bylaws very carefully. The relevant provisions of our certificate of incorporation and bylaws and the Delaware General Corporation Law are discussed under the heading Delaware Law and Certificate of Incorporation and Bylaw Provisions on page 31 of this prospectus.

        We have the authority to issue up to 40,000,000 shares of class A common stock, 2,000,000 shares of class B common stock, 2,000,000 shares of class E-1 common stock, 2,000,000 shares of class E-2 common stock and 5,000,000 shares of preferred stock, which includes 10,000 shares of series A preferred stock and 175 shares of series S preferred stock.


Common Stock

Class A common stock

        As of July 31, 1999, there were 1,810,936 shares of class A common stock outstanding, held of record by approximately 160 stockholders. Class A common stock is currently traded on The Nasdaq SmallCap Market under the symbol ICCSA.

        Holders of class A common stock are entitled to one vote per share on all matters to be voted on by our common stockholders. Subject to the preferences of the preferred stock, the holders of class A common stock are entitled to a proportional distribution of any dividends that may be declared by the board of directors, provided that if any distributions are made to the holders of class A common stock, identical per-share distributions must be made to the holders of the class B common stock, even if the distributions are in class A common stock. In the event of a liquidation, dissolution or winding up of ICC, the holders of class A common stock are entitled to share equally with holders of the class B common stock in all assets remaining after liabilities and amounts due to holders of preferred stock have been paid in full or set aside. Class A common stock has no preemptive, redemption or conversion rights. The rights of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of series A preferred stock, series S preferred stock or any other series of preferred stock that ICC may designate and issue in the future.

Class B common stock

        As of July 31, 1999, there were 115,599 shares of class B common stock outstanding, held of record by five stockholders.

        Class B common stock is convertible into class A common stock on a one-for-one basis both upon request of the holder of the class B common stock or automatically upon transfer of the class B common stock to a stockholder that does not hold any class B common stock before the transfer. Class B common stock is entitled to six votes per share rather than one vote per share, but in all other respects each share of class B common stock is identical to one share of class A common stock.

Class E-1 and E-2 common stock

        On May 28, 1999, we called for redemption on June 11, 1999 all outstanding shares of class E-1 and class E-2 common stock for a total redemption price of $276.85. On July 31, 1999 there were no shares of class E-1 or E-2 common stock outstanding.

Preferred stock

        Our certificate of incorporation authorizes our board of directors, without any approval of our stockholders, to issue up to 5,000,000 shares of preferred stock from time to time and in one or more series and to fix the number of shares of any series and the designation, conversion, dividend and other rights of the series. The board of directors has designated 10,000 shares of preferred stock as series A preferred stock and 175 shares of preferred stock as series S preferred stock.

        Future issuances of preferred stock may have the effect of delaying or preventing a change in control of ICC. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of our common stock. In some circumstances, the issuance of preferred stock could have the effect of decreasing the market price of our common stock.

Series A preferred stock

        As of July 31, 1999, ICC had 9,590 shares of series A preferred stock outstanding, held by approximately 100 stockholders.

        Series A preferred stock is convertible, at the option of the holder, into class A common stock. Each share of series A preferred stock is convertible into a number of shares of class A common stock determined by the following formula:

        $1,000 divided by the average market price of the class A common stock for the ten trading days before the conversion date, up to a maximum of 333 shares and a minimum of 200 shares of class A common stock, except that until December 31, 1999 each of 8,505 shares of series A preferred stock is convertible into a maximum of 200 shares of class A common stock.

As a result of this formula, if all of the series A preferred stock were converted before January 1, 2000, a maximum of 2,064,334 shares of class A common stock could be issued in this conversion. If all of the series A preferred stock were converted after December 31, 1999, a maximum of 3,213,334 shares of class A common stock would be issued in this conversion. The minimum and maximum conversion rates apply even if the class A common stock is not traded on The Nasdaq SmallCap Market after January 1, 2000. No fewer than 25 shares may be converted at one time unless the holder then holds fewer than 25 shares and converts all such shares at that time.

        Series A preferred stock is redeemable, in whole or in part, by ICC, commencing on the third anniversary of the date of issuance. The redemption price for each share of series A preferred stock is $1,000 plus unpaid dividends. Notice of redemption must be given 30 days prior to the redemption date.

        Subject to the rights of stockholders holding any series of ICC preferred stock that is senior to the series A preferred stock, upon a liquidation, dissolution or winding up of ICC, the holders of series A preferred stock are entitled to receive an amount equal to $1,000 per share of series A preferred stock before any distribution is made to holders of common stock.

        The holders of the outstanding shares of series A preferred stock are entitled to a 4% annual dividend payable in cash or in shares of class A common stock, at the option of ICC. Thus dividends are payable on each July 1 commencing on July 1, 1999. ICC elected to issue 14,641 shares of class A common stock in payment of the dividend due on July 1, 1999.

        Series A preferred stock has no voting rights except as expressly required by law.

Series S preferred stock

        As of July 1, 1999, ICC had no outstanding shares of series S preferred stock. ICC does not intend to issue any shares of series S preferred stock in the future.

        Voting Trust. Thomas H. Lipscomb, former chairman of the board of directors and president of ICC, and Alan N. Alpern, former chief financial officer of ICC, have deposited substantially all the shares of common stock beneficially owned by them and other members of their families, which includes class B common stock, into a voting trust until February 18, 2000. As of May 1, 1998, 123,739 shares of class B common stock were forfeited according to the terms of an escrow agreement dated as of September 11, 1992, as amended September 20, 1994, and these shares were delivered by the escrow agent to ICC which holds the shares in treasury. As of September 10, 1999, the shares in the voting trust represented 20.3% of the total voting power of ICC. However, the shares in the voting trust would currently represent only 6.4% of the total voting power of ICC if all of the shares of class A common stock registered pursuant to this registration statement were currently outstanding and none of the currently outstanding shares of class B common stock was converted into class A common stock. The shares of common stock held in the voting trust will be voted at the direction of a majority of the non-management directors of ICC and Richard J. Berman, the chairman of ICC, and Arthur R. Medici, former president and a current director of ICC.

Warrants

        As of June 30, 1999, there were 1,184,715 class A warrants outstanding and 950,490 class B warrants outstanding. On June 30, 1999, the Company commenced an offer to exchange one share of class A common stock for each 8 outstanding class A warrants and one share of class A common stock for each 16 outstanding class B warrants. The exchange offer was completed on July 30, 1999 and, as a result, ICC issued a total of 148,651 shares of class A common stock in exchange for 868,500 class A warrants and 639,002 class B warrants.

        As of July 31, 1999, there were 316,215 class A warrants outstanding. Each class A warrant entitles the holder upon exercise to purchase one class B warrant, which is described below, and one share of class A common stock. Each class A warrant is exercisable for $23.20 and expires in February 2002.

        As of July 31, 1999, there were 311,488 class B warrants outstanding. Each class B warrant entitles the holder upon exercise to purchase one share of class A common stock. Each class B warrant is exercisable for $31.22 and expires in February 2002.

        The class A and class B warrants are traded in the over-the-counter market on the OTC Bulletin Board. The number of class A and class B warrants and the exercise prices of the class A and class B warrants are subject to adjustment in the event of any subdivision or combination of the outstanding class A common stock, any stock dividend payable in shares of class A common stock paid to holders of class A common stock, or any sale of any shares of class A common stock, or of any rights, warrants, options or securities convertible into or exercisable for class A common stock, for consideration valued at less than the then market price, as defined in the class A and class B warrants, of the class A common stock. If all the series A preferred stock remains outstanding on January 1, 2000 and the minimum price at which it may be converted changes to $3.00 per share, the number of class A warrants outstanding as of July 31, 1999 would increase to 405,763 and the number of class B warrants outstanding as of July 31, 1999 would increase to 399,534, and the exercise prices of the class A warrants would decrease to $18.08 and the exercise price of the class B warrants would decrease to $24.34.

        In connection with our initial public offering, unit purchase options were issued to D.H. Blair and its designees to purchase 31,000 units for $33.75 per unit. Upon exercise of these options, the holders are entitled to receive one share of class A common stock, one class A warrant and one class B warrant. In connection with our 1997 private placement, unit purchase options were issued to D.H. Blair and its designees to purchase 112,229 of the same units for $15.75 per unit. The unit purchase options issued in connection with our 1997 private placement are subject to an anti-dilution adjustment as a result of the private placement of series A preferred stock and this adjustment would be substantial. On June 30, 1999, D.H. Blair and its designees exchanged all of these unit purchase options for a total of 105,000 shares of class A common stock.

        Investors in our 1998 bridge financing purchased 10% notes with warrants attached. For each $1 of notes, a purchaser was entitled to 0.3 warrants and we issued a total of 778,500 warrants in this transaction. Each of these warrants entitles the holder upon exercise to purchase one share of class A common stock for $2.50. These warrants expire between December 2001 and July 2002.

        Two placement agents provided services in connection with our 1998 bridge financing and are entitled to receive a total of 59,850 warrants for these services. Each of these warrants entitles the holder upon exercise to purchase one share of class A common stock for $2.50. These warrants expire between July 2001 and January 2002.

        Several NASD registered broker/dealers provided services in connection with our April 1999 private placement of series A preferred stock and are entitled to receive a total of 173,250 warrants for these services. Each of these warrants entitles the holder upon exercise to purchase one share of class A common stock for $5.00 and expires in April 2002.

        The warrants issued in our 1998 bridge financing to investors and placement agents are redeemable by ICC for $2.50 per warrant within 10 days of mailing an acceleration notice at any time until January 2000 if the bid price of the class A common stock exceeds $7.50 subject to adjustment for stock splits, dividends or combinations for 10 consecutive trading days.

        The number and exercise price of the warrants issued to financial advisors in connection with our 1998 bridge financing and our April 1999 private placement are subject to adjustment in the event of any stock dividend payable in shares of class A common stock paid to holders of class A common stock or any subdivision or combination of the outstanding class A common stock.

        Summerwind Restructuring, Inc. received 500,000 warrants as consideration for various consulting services under a consulting agreement with our predecessor, Infosafe Systems, Inc. Each of these warrants entitles the holder upon exercise to purchase one share of class A common stock for $2.50 and expires in June 2003. The number and exercise price of the Summerwind warrants are subject to adjustment in the event of any sale or distribution of debt or other securities of ICC or of cash, property or other assets to holders of class A common stock, any stock dividend payable in shares of class A common stock paid to holders of class A common stock, any subdivision or combination of the outstanding class A common stock, or any sale of any shares of class A common stock, or of any rights, options, warrants, or securities convertible into or exercisable for class A common stock, for consideration valued at less than the then exercise price of the Summerwind warrants.

Delaware Law and Certificate of Incorporation and Bylaw Provisions

        The following is a summary description of material provisions of the Delaware General Corporation Law and our certificate of incorporation and bylaws. For further information you should refer to our certificate of incorporation and bylaws.

        We must comply with the provisions of Section 203 of the Delaware General Corporation Law. Section 203 prohibits a publicly-held Delaware corporation from engaging in a business combination with an interested stockholder for three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A business combination includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. An interested stockholder is generally a person who, together with affiliates and associates, owns, or within the past three years did own, 15% of the corporation's voting stock.

        The provisions of our certificate of incorporation and bylaws could also have anti-takeover effects. These provisions enhance the likelihood of continuity and stability in the composition of the policies formulated by the board of directors. In addition, these provisions are intended to ensure that the board of directors will have sufficient time to act in what it believes to be in the best interests of ICC and its stockholders. These provisions also are designed to reduce the vulnerability of ICC to an unsolicited proposal for a takeover of ICC that does not contemplate the acquisition of all of its outstanding shares or an unsolicited proposal for the restructuring or sale of all or part of ICC. The provisions are also intended to discourage some tactics that may be used in proxy fights.

Classified Board of Directors

        We received stockholder authorization on June 26, 1998 to amend our certificate of incorporation to divide the board of directors into three classes of directors. The classes must be as nearly equal in number as possible and serve staggered three-year terms. We intend to elect directors for each class at our next annual meeting of stockholders. As a result, after out next annual meeting, approximately one-third of the board of directors will be elected each year. The classified board provision will help to assure the continuity and stability of the board of directors and the business strategies and policies of ICC as determined by the board of directors. The classified board provision could have the effect of discouraging a third party from making a tender offer for our shares or attempting to obtain control of ICC. In addition, the classified board provision could delay stockholders who do not agree with the policies of the board of directors from removing a majority of the board of directors for two years.

Indemnification

        We have included in our certificate of incorporation and bylaws provisions to (1) eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the Delaware General Corporation Law and (2) indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law, including circumstances in which indemnification is discretionary.

        We believe that these provisions are necessary to attract and retain qualified persons as directors and officers.

Transfer Agent and Registrar

        The transfer agent and registrar for our class A common stock is American Stock Transfer and Trust Company.


                                  LEGAL MATTERS

        The legality of the shares being offered will be passed upon by Kramer Levin Naftalis & Frankel LLP, New York, New York.


                                     EXPERTS

        Richard A. Eisner & Company, LLP, independent auditors, have audited our consolidated financial statements as of July 31, 1998 and for each of the two years then ended and for the period from November 18, 1991 (inception) through July 31, 1998, as stated in their report, included in our annual report on Form 10-KSB for the year ended July 31, 1998 which is incorporated in this prospectus by reference. This report contained an explanatory paragraph which indicated that substantial doubt existed regarding ICC's ability to continue as a going concern. Our consolidated financial statements are incorporated by reference in reliance on Richard A. Eisner & Company, LLP's report, given on their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

o Government Filings. We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our sec filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the sec's public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330.

        We have filed with the SEC an amended registration statement on form S-3/A to register the shares of common stock to be offered. This prospectus is part of that amended registration statement and, as permitted by the SEC's rules, does not contain all the information included in the amended registration statement. For further information about us and our class A common stock, you should refer to that registration statement and to the exhibits and schedules filed as part of that registration statement, as well as the documents we have incorporated by reference which are discussed below. You can review and copy the registration statement, its exhibits and schedules, as well as the documents we have incorporated by reference, at the public reference facilities maintained by the SEC as described above. The registration statement, including its exhibits and schedules, are also available on the SEC's web site, given above.

o Stock Market. Shares of our class A common stock are traded on The Nasdaq SmallCap Market. Materials that are filed can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

o Information Incorporated by Reference. The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any further filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until this offering has been completed:

        o Our annual report on form 10-KSB for the year ended July 31, 1998;

        o Our quarterly reports on form 10-QSB for the quarters ended October 31, 1998, January 31, 1999 and April 30, 1999;

        o Our quarterly reports on form 10-QSB/A for the quarters ended October 31, 1998, January 31, 1999 and April 30, 1999;

        o      Our proxy statement for the 1999 annual meeting of stockholders;

        o Our current reports on Form 8-K, filed with the SEC on April 20, 1999 and July 1, 1999 and our amendment on form 8-K/A filed with the SEC on April 28, 1999; and

        o The description of our class A common stock contained in our Rule 424 prospectus filed with the SEC on June 18, 1997, including any amendments or reports filed for the purpose of updating the description. See also Description of Securities on pages 25 to 32.

        You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

        Internet Commerce Corporation
        805 Third Avenue
        New York, New York  10022
        (212) 271-7640
        Attn:  Victor Bjorge

        We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.       Other Expenses of Issuance and Distribution.

        The following table sets forth the estimated expenses in connection with the distribution of the securities covered by this Registration Statement. All of the expenses will be borne by ICC except as otherwise indicated.

       SEC Registration Fee (actual)................................$ 18,404
       Nasdaq SmallCap Market listing fee (actual)..................$ 7,500
       Blue Sky fees and expenses...................................$ 5,000
       Printing and engraving fees and expenses.....................$    *
       Legal fees and expenses......................................$    *
       Accounting fees and expenses.................................$    *
       Miscellaneous  ..............................................$    *
       Total........................................................$    *
----------
* to be completed by amendment.

Item 15.       Indemnification of Directors and Officers.

        Section 145 of the General Corporation Law of the State of Delaware, referred to as the DGCL, provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys' fees, judgments, fines, and amounts paid in settlement in connection with specified actions, suits, proceedings whether civil, criminal, administrative, or investigative, other than action by or in the right of the corporation, known as a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses, including attorneys' fees, incurred in connection with the defense or settlement of the action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statue provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, by-laws, disinterested director vote, stockholder vote, agreement, or otherwise. Section 145 thus makes provision for indemnification in terms sufficiently broad to cover officers and directors, under certain circumstances, for liabilities arising under the Securities Act of 1933, as it may be amended from time to time.

        Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of unlawful dividends or unlawful stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

        Article VII of our by-laws and Article Seventh of our Amended and Restated Certificate of Incorporation, as further amended, both provide that we shall indemnify, to the fullest extent permitted by Section 145 of the DGCL, each person that Section 145 grants us power to indemnify. Article VIII of our by-laws and Article Seventh of our Amended and Restated Certificate of Incorporation, as further amended, both provide that no director shall be liable to us or any of our stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to (1) a breach of the director's duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability under Section 174 of the DGCL or (4) a transaction from which the director derived an improper personal benefit, and that it is the intention of the foregoing provisions to eliminate the liability of our directors to ICC or our stockholders to the fullest extent permitted by Section 102(b)(7) of the DGCL.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the securities and exchange commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by ICC of expenses incurred or paid by a director, officer or controlling person of ICC in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by ICC is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 16.       Exhibits.

        The following documents are filed as exhibits to this Registration Statement, including those exhibits incorporated in this registration statement by reference to a prior filing of ICC under the Securities Act or the Exchange Act as indicated in parenthesis:

Exhibit
Number                Description
------                -----------

3(ii).1               By-laws (1)

5.1 Opinion of Kramer Levin Naftalis & Frankel LLP regarding legality of the shares of class A common stock being registered pursuant to this Registration Statement *

10.6 Lease Agreement, dated as of May 21, 1999, between JB Squared LLC and ICC relating to the rental of approximately 4,000 square feet at the Lakeview Executive Center, 45 Research Way, East Setauket, New York, 11733 *

10.7 Lease Agreement, dated as of December 23, 1998, between ICC and Data General Corporation relating to computer hardware and software *

10.8 Lease Agreement, entered into in May 1999, between ICC and Data General Corporation relating to computer hardware and software *

23(ii).1              Consent of Richard A. Eisner & Company, LLP

(b)                   Financial Statement Schedules:
                      Not Applicable.

*       To be filed by amendment

(1) Incorporated by reference to our current report on Form 8-K filed with the SEC on July 1, 1999.

Item 17.  Undertakings.

The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

        (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

        (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 13th day of September, 1999.

                                    Internet Commerce Corporation

                                    by: /s/ Dr. Geoffrey S. Carroll
                                        ---------------------------
                                        Dr. Geoffrey S. Carroll
                                        President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act, this registration statement or amendment thereto has been signed by the following persons in the capacities and on the dates indicated.


Signature                           Title                            Date
---------                           -----                            ----

/s/ Dr. Geoffrey S. Carroll      President and Chief          September 13, 1999
-----------------------------    Executive Officer
Dr. Geoffrey S. Carroll          (Principal Executive Officer)



/s/ Walter M. Psztur             Chief Financial Officer      September 13, 1999
-----------------------------    (Principal Financial
Walter M. Psztur                 and Accounting Officer)



/s/ Richard J. Berman            Director                     September 13, 1999
-----------------------------
Richard J. Berman


/s/ G. Michael Cassidy           Director                     September 13, 1999
-----------------------------
G. Michael Cassidy


/s/ Michele Golden               Director                     September 13, 1999
-----------------------------
Michele Golden


/s/ Charles C. Johnston          Director                     September 13, 1999
-----------------------------
Charles C. Johnston


/s/ Arthur R. Medici             Director                     September 13, 1999
------------------------------
Arthur R. Medici


/s/ James Ortenzio               Director                     September 13, 1999
-----------------------------
James Ortenzio


/s/ Peter Ruel                   Director                     September 13, 1999
-----------------------------
Peter Ruel